DATED 2-21-07
Filed pursuant to Rule 433
Registration No. 333-132201


FLOATING RATE MEDIUM TERM NOTE FINAL TERM SHEET

ISSUER:				TOYOTA MOTOR CREDIT (AAA/AAA)
SIZE:		 		$50,000,000
TRADE DATE:		 	2/21/07
SETTLEMENT DATE:		2/26/07
MATURITY DATE:			2/27/08
COUPON:				3MONTH T-BILL + 30
FLOATING RATE REFIX:		TELERATE PAGE 56 (3MO T-BILL INVESTMENT RATE)
INTEREST RATE RESET PERIOD:	WEEKLY, ON THE BUSINESS DAY FOLLOWING EACH
				TREASURY BILL AUCTION
INTEREST DETERMINATION DATE:	RATE WILL BE THE SIMPLE WEEKLY UN-WEIGHTED
				AVERAGE
				OF RATES IN PERIOD
				***The Interest Rate to be used for the two
				Business Days immediately prior to each
				Interest Payment Date (including the Date of
				Maturity) will be the Interest Rate in effect on the Second Business Day preceding such Interest
				Payment Dates and the Date
				of Maturity. The Interest Reset Date
				(including the Initial Interest Reset Date) shall be on the Tuesday of each week
				(except as otherwise
				specified in the Prospectus Supplement).

PAYMENT FREQUENCY:		QUARTERLY
COUPON PAYMENT DATES:		QUARTERLY ON THE 27TH OF OR NEXT GOOD BUSINESS
				DAY OF MAY, AUGUST, NOVEMBER, & FEBRUARY USING
				THE MODIFIED FOLLOWING ADJUSTED BUSINESS DAY
				CONVENTION
INITIAL PAYMENT DATE:		5/29/07
DAYCOUNT:			ACT/ACT
PRICE TO INVESTOR:		PAR
PROCEEDS TO ISSUER:		$49,995,000   ($99.99)
DELIVERY:			DTC # 187
DENOMINATIONS:			$1,000 X $1,000
CUSIP:				89233PC61
UNDERWRITER:			J.P. MORGAN SECURITIES INC.




The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

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